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                                                                    EXHIBIT 99.2


                              FOR IMMEDIATE RELEASE

CONTINUCARE CORPORATION REPORTS ASSUMPTION OF AN INDEPENDENT PHYSICIAN NETWORK AND MODIFICATION OF HMO RELATIONSHIP

MIAMI, April 14, 2003 - Continucare Corporation (AMEX: CNU), a provider of outpatient healthcare and home health services through managed care, Medicare direct and fee for service arrangements, in the Florida market, announced that it has assumed the management responsibilities of an Independent Physician Network ("IPA") and modified the terms of its relationship with one of its HMO partners.

ASSUMPTION OF INDEPENDENT PHYSICIAN NETWORK

         Continucare has executed a Physician Group Participation Agreement ("PGPA") with one of its HMO partners. Pursuant to the PGPA contract Continucare will assume management responsibilities for approximately 8,000 lives located throughout Miami-Dade and Broward counties.

MODIFICATION OF HMO RELATIONSHIP

         In addition to the execution of the PGPA contract, Continucare and one of its HMO partners restructured the terms of a $3.85 million contract modification note. Pursuant to the restructuring, the contract modification note was cancelled. A portion of the gain on the extinguishment of debt will be deferred and recognized as services are provided under the PGPA agreement. "We are very excited by this opportunity," said Spencer J. Angel, Continucare's chief executive officer. "Not only have we been able to improve our balance sheet but we have also enhanced our core business base."

About Continucare Corporation

Continucare Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the business of providing outpatient physician care and home healthcare services.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements include risks and uncertainties, which may affect our business and prospects and cause actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, our ability to service our indebtedness and respond to capital needs, pricing pressures exerted on us by managed care organizations, the level of payment we receive from governmental programs and other third party payors, future legislation and changes in governmental regulations, general economic conditions and uncertainties generally associated with the health care business. Additionally, there can be no assurance that the cancellation of debt or assumption of administrative contracts, including our ability to control our
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medical loss ratio associated with the PGPA contract, will have a positive effect on Continucare's business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2002 and other filings with the SEC. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
     Continucare Corporation, Miami
     Spencer J. Angel
     305/350-7543
     spencer_angel@continucare.com